SCHEDULE A

to the

ETF Sub-Administration Agreement

between

Sterling Capital Management LLC

and

Ultimus Fund Solutions, LLC

dated December 8, 2025

Fund Portfolio(s)

Sterling Capital Ultra Short Bond ETF

Sterling Capital Short Duration Bond ETF

Sterling Capital Multi-Strategy Income ETF

Sterling Capital National Municipal Bond ETF

Sterling Capital Hedged Equity Premium Income ETF

Sterling Capital Enhanced Core Bond ETF*

Sterling Capital Large Cap Value Focused Factor ETF**

Sterling Capital Small Cap Value Focused Factor ETF**

Sterling Capital Small Cap Value ETF**

Sterling Capital North Carolina Intermediate Tax-Free ETF**

Sterling Capital Virginia Intermediate Tax-Free ETF**

Sterling Capital Hedged BDC Income ETF

Sterling Capital Macro-Led International Equity ETF

Sterling Capital AI Leaders ETF

*To be added upon completion of fund reorganization from Capitol Series Trust to Sterling Capital Funds, anticipated to occur during Q4 2026.

**To be added upon completion of mutual fund to ETF reorganization, within the Sterling Capital Funds, anticipated to occur during Q4 2026.

The parties duly executed this Schedule A dated as of October 22, 2026.

	Sterling Capital Management LLC		Ultimus Fund Solutions, LLC
By:	/s/ Scott Haenni	By:	/s/ Gary Tenkman
Name:	Scott Haenni	Name:	Gary Tenkman
Title:	Chief Executive Officer	Title:	Chief Executive Officer